EXHIBIT 99.1

NeuroMetrix Reports Q3 2018 Financial Results
$3.8M GSK Milestone; Improved Operating Performance

WALTHAM, Mass., October 17, 2018 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO), today reported financial and business highlights for the quarter ended September 30, 2018.

The Company develops and markets novel therapies for chronic health conditions employing neurostimulation and digital medicine. The Company has two primary commercial products. Quell® is an over-the-counter wearable neurostimulation device for treating chronic pain. DPNCheck® is a point-of-care test that provides accurate and cost-effective screening, diagnosis and monitoring of diabetic peripheral neuropathy (DPN).

GSK Collaboration Update

The Company and GlaxoSmithKline (NYSE: GSK) are parties to a $26.5 million strategic collaboration to further develop and expand access to Quell technology with defined milestones. The parties also committed to co-fund development of Quell technology starting in 2019. During the third quarter of 2018, the Company achieved a $3.8 million development milestone which increased the total collaboration payments to $12.7 million during 2018.

Q3 2018 Highlights:

•
U.S. launch of Quell 2.0 commenced in September 2018, in line with previous guidance. This next generation wearable technology is expected to expand Quell adoption while delivering improved gross margins.

•	DPNCheck delivered a third consecutive quarter with sales in excess of $1 million.

•	Total revenue of $3.7 million increased 3.4% from $3.5 million in Q3 2017.

◦	Quell revenue of $2.2 million declined 13.9% from $2.6 million Q3 2017 due to reduced advertising spending. Following launch of Quell 2.0, advertising is expected to return higher levels.

◦	DPNCheck revenue of $1.1 million was up 76% from $0.6 million in Q3 2017. The increase was attributed to sales outside the U.S.

•
Gross margin was 50.3%, a gain of 7.8 percentage points from 42.5% in Q3 2017. Favorable product mix combined with improved Quell distribution efficiency and Quell 2.0 launch contributed to the margin.

•	Operating expenses were reduced to $4.5 million from $5.0 million in Q3 2017. Quell advertising spending in Q3 2018 was down by $0.6 million or 29% from Q3 2017.

•	Net collaboration income from the GSK collaboration was $3.8 million.

•	Net income of $1.1 million ($0.15 per share) compared with a net loss of $3.5 million (($3.11) per share) in Q3 2017.

•	Cash at September 30, 2018 totaled $7.5 million.

"Launch of Quell 2.0 was a significant achievement,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “Meeting our internal schedule was the culmination of a two-year development program and reflects our commitment to chronic pain sufferers. Also, DPNCheck performance throughout 2018 has been an encouraging indicator of its potential to impact the detection and management of diabetic neuropathy, which is the most common complication of diabetes.”

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, October 17, 2018 at 8:00 a.m., Eastern Time. To access the call in the United States, dial 844-787-0799 and use the confirmation code 2189578. Internationally, the conference call may be accessed by dialing (661) 378-9630 and using the same confirmation code. The call will also be webcast and will be accessible from the Company's website at http://www.NeuroMetrix.com under the "Investor Relations" tab. A replay of the conference call will be available starting two hours after the call by dialing 855-859-2056, domestically and 800-585-8367, internationally. The confirmation code to access the replay is 2189578. The replay will be available for one week after the conference call.

About NeuroMetrix

NeuroMetrix is a commercial stage, innovation driven healthcare company combining neurostimulation and digital medicine to address chronic health conditions including chronic pain, sleep disorders, and diabetes. The Company has two primary products. Quell is an over-the-counter wearable therapeutic device for chronic pain. DPNCheck is a rapid point-of-care test for diabetic neuropathy which is the most common long-term complication of Type 2 diabetes. For more information, please visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended September 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Revenues	$3,666,780	$3,546,680	$12,361,338	$12,162,861
Cost of revenues	1,821,111	2,040,997	6,726,675	7,378,001
Gross profit	1,845,669	1,505,683	5,634,663	4,784,860
Operating expenses:
Research and development	1,178,468	840,577	4,074,895	2,658,452
Sales and marketing	2,334,340	2,919,504	7,039,933	8,436,274
General and administrative	1,015,489	1,258,466	3,990,266	3,912,476
Total operating expenses	4,528,297	5,018,547	15,105,094	15,007,202
Loss from operations	(2,682,628)	(3,512,864)	(9,470,431)	(10,222,342)
Other income:
Collaboration income	3,750,000	—	12,255,704	—
Other income	18,686	3,881	22,279	219,498
Total other income	3,768,686	3,881	12,277,983	219,498
Net income (loss)	$1,086,058	$(3,508,983)	$2,807,552	$(10,002,844)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30, 2018	December 31, 2017

Cash and cash equivalents	$7,530,598	$4,043,681
Other current assets	5,041,005	5,059,693
Noncurrent assets	466,723	495,850
Total assets	$13,038,326	$9,599,224

Current liabilities	$4,178,601	$4,581,835
Stockholders’ equity	8,859,725	5,017,389
Total liabilities and stockholders’ equity	$13,038,326	$9,599,224